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
---------------------------------------
                FORM 5
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                                                                                                              OMB APPROVAL
                                                                                                   --------------------------------
    [ ] CHECK THIS BOX IF NO LONGER                                                                  OMB Number:           3235-0362
        SUBJECT TO SECTION 16. FORM 4 OR FORM                                                        Expires:  October 31, 2001
        5 OBLIGATIONS MAY CONTINUE. SEE                                                              Estimated average burden
           INSTRUCTION 1(b).                                                                         hours per response ........ 1.0
    [ ] FORM 3 HOLDINGS REPORTED
    [X] FORM 4 TRANSACTIONS REPORTED           U.S. SECURITIES AND EXCHANGE COMMISSION
        (Print or Type Responses)                      WASHINGTON, D.C. 20549
                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1.Name and Address of Reporting Person*(1) 2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
                                                                                                Person to Issuer
   Iscove,   Michael                          Latin American Casinos, Inc., "LACI"              (Check all applicable)
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   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [X] Director  [ ] 10% Owner
                                            Security Number                                   [ ] Officer   [ ] Other
                                            of Reporting       2000                               (give title   (specify
    19 Ridgewood Road                       Person                                                below)        below)
---------------------------------------     (Voluntary)
        (Street)                                                                                  ----------------------------
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Toronto        Canada       M5P 1T4                     5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                    Date of Original    (Check Applicable Line)
   (City)      (State)      (Zip)                          (Month/Year)
                                                                                   [X] Form filed by One Reporting Person
                                                                                   [ ] Form filed by More than One Reporting Person
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                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                         (Month/                                                     Owned at End of  (Instr. 4)          Ownership
                         Day/Year)                                                   Issuer's                             (Instr. 4)
                                  -------------------------------------------------  Fiscal Year
                                     Code     V       Amount  (A) or (D)    Price   (Instr. 3 and 4)
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                                                                                                                              (OVER)
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                     SEC 2270(3/99)

     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                     Page 1 of 2
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FORM 5 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

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
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)
                                                                    (Instr. 3, 4
                                                                    and 5)
                                                                 ----------------
                                                                   (A)      (D)
---------------------------------------------------------------------------------
Warrant           $1.75          12/12/00           A4           50,000
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

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
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)      (Instr. 5)     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Year            (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
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                       Common                 (See explana-
12/12/00   12/12/05    Stock    50,000        tion below)    50,000             D
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Explanation of Responses:

Warrants issued by Latin American Casinos, Inc. to the Reporting Person in consideration for the Reporting Person serving on the Board of Directors.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE instruction 6 for procedure.

     By:  Michael Iscove

     /s/ MICHAEL ISCOVE                   February 13, 2001
     --------------------------------     -----------------
     **Signature of Reporting Person      Date

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                     Page 2 of 2
                                                                 SEC 2270 (7-97)